                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                BELL INDUSTRIES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                              BELL INDUSTRIES LOGO
                          2201 E. EL SEGUNDO BOULEVARD
                       EL SEGUNDO, CALIFORNIA 90245-4608

Dear Shareholder:

     This year's Annual Meeting of Shareholders will be held on Tuesday, May 5, 1998, at 10:00 A.M., at the Company's National Service Center and Corporate Office, 2201 E. El Segundo Boulevard, El Segundo, California. Management hopes that you will come to the meeting and give us an opportunity to meet you and discuss any questions you may have.

     The formal notice of meeting and the Proxy Statement follow. The only formal action to be taken at the meeting is the election of the Board of Directors for the ensuing year. I urge you to review the Proxy Statement carefully and, at your earliest convenience, sign, date and mail the enclosed proxy card so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

                                          Sincerely yours,

                                          GORDON GRAHAM
                                          President

March 20, 1998

                             BELL INDUSTRIES, INC.
                          2201 E. EL SEGUNDO BOULEVARD
                       EL SEGUNDO, CALIFORNIA 90245-4608

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 5, 1998

     The Annual Meeting of Shareholders of Bell Industries, Inc., a California corporation, will be held at the Company's National Service Center and Corporate Office, 2201 E. El Segundo Boulevard, El Segundo, California, on Tuesday, May 5, 1998 at 10:00 A.M.

     The purpose of the meeting is to elect six directors to hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected and to transact any other business that may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on Friday, March 20, 1998 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, said meeting and any adjournment or adjournments thereof.

                                          By Order of the Board of Directors

                                          JOHN J. COST
                                          Secretary

March 20, 1998

     YOUR VOTE IS IMPORTANT. IF YOU DO NOT EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, OR IF YOU DO PLAN TO ATTEND AND WISH TO VOTE BY PROXY, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, FOR WHICH A RETURN, STAMPED ENVELOPE IS PROVIDED. YOUR PROMPT RETURN OF THE PROXY CARD WILL HELP THE COMPANY AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION TO ASSURE A QUORUM AT THE MEETING.

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                            OF BELL INDUSTRIES, INC.

                                  MAY 5, 1998
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is being mailed on or about March 20, 1998 to shareholders of Bell Industries, Inc. (the "Company") in connection with the solicitation of Proxies by the Company's Board of Directors for use at the Company's Annual Meeting of Shareholders to be held on May 5, 1998, or any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. Expenses relating to the proxy statement, the proxy and the solicitation thereof will be paid by the Company.

     The persons named in the accompanying proxy have advised the Company that they intend to vote the proxies received by them in their discretion for as many director nominees as the votes represented by such proxies are entitled to elect (see "Election of Directors"). Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date.

     Only shareholders of record at the close of business on Friday, March 20, 1998, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. At such record date, there were outstanding and entitled to vote approximately 9,334,000 shares of common stock. Each of the foregoing shares is entitled to one vote on all matters other than the election of directors. In connection with the election of directors, each shareholder is entitled to cumulate votes.

     A quorum must be present to take any action on a voting matter at the meeting. The presence in person or represented by proxy of the persons entitled to vote a majority of the shares constitutes a quorum. For purposes of determining the number of shares present in person or represented by proxy on voting matters, all votes cast "for," "against" or "abstain" are included. "Broker non-votes," which occur when brokers or other nominees are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, are not counted for the purpose of determining the number of shares present in person or represented by proxy on a voting matter.

                             ELECTION OF DIRECTORS

     In voting for directors of the Company, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or to distribute the votes on the same principle among as many candidates as the shareholder chooses. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. For a shareholder to exercise cumulative voting rights, such shareholder must give notice of intent to cumulate votes prior to the vote at the meeting.

     The Company's Board of Directors presently consists of six directors. The persons who are elected directors will hold office until the next Annual Meeting of Shareholders and thereafter until their successors are elected. All of the six director nominees are currently directors of the Company. The names and principal occupations of the nominees for election as directors, and the respective numbers of shares of voting stock of the Company beneficially owned, directly or indirectly, by each nominee are set forth below.

                                                     YEAR      SHARES BENEFICIALLY
                                                     FIRST         OWNED AS OF        PERCENT
       NAME AND PRINCIPAL OCCUPATION         AGE    ELECTED       MARCH 1, 1998       OF CLASS
       -----------------------------         ---    -------    -------------------    --------
John J. Cost (1)(2)(3)(4)                    63      1971             16,506(6)         (5)
  Of Counsel
  Irell & Manella LLP, Attorneys
Anthony L. Craig (2)                         52      1993             13,938(6)         (5)
  President, Global Knowledge Network
Herbert S. Davidson (1)(2)                   76      1997              1,000            (5)
  Vice Chairman
Gordon Graham (3)                            63      1994             32,595(7)         (5)
  President and Chief Executive Officer
Milton Rosenberg (1)(2)(3)(4)                75      1975             19,000(6)         (5)
  Private investor and consultant to high
  technology companies
Theodore Williams (3)(4)                     77      1969            341,085(7)        3.7%
  Chairman

---------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

(3) Member of Long-Range Planning Committee.

(4) Member of Nominating Committee.

(5) Less 1% of total outstanding shares.

(6) Includes 13,800 shares with respect to Messrs. Cost, Rosenberg and Craig issuable pursuant to currently exercisable stock options issued under Bell's Non-employees Directors' Stock Option Plan.

(7) Includes 7,512 shares with respect to Mr. Graham and 9,000 shares with respect to Mr. Williams issuable pursuant to currently exercisable stock options.

     Mr. Williams had been Chairman, President and Chief Executive Officer of the Company since 1970. In December 1996 Mr. Graham was elected President and Chief Operating Officer and effective January 1, 1998, Mr. Graham assumed the additional office of Chief Executive Officer. For more than the past five years prior to his election as President, Mr. Graham was employed by the Company in other executive capacities. Mr. Cost was a partner in the law firm of Irell & Manella LLP, Los Angeles, California, from 1969 through December 1994. Effective January 1, 1995, Mr. Cost retired as a partner of that firm and now acts "of counsel." He was elected Secretary in 1987. Irell & Manella LLP acts as general counsel to the Company. For more than the past five years, Mr. Rosenberg has been self-employed as an investor in, and consultant to, high technology companies. Mr. Rosenberg also serves as a director of M.R.V. Communications, a laser communications firm, based in Woodland Hills, California.

     In February 1996, Mr. Craig became the President and Chief Executive Officer of Global Knowledge Network, a privately held company engaged in providing learning services for information technology in over 40 countries. From November 1993 through January 1996, he was a Vice President of Digital Equipment Corporation, a New York Stock Exchange company. From June 1992 until July 1993, Mr. Craig was a Senior Vice President of Oracle Systems Corp., a publicly traded data base and consulting company. Mr. Craig is also a director of Iomega Corporation, a computer disc storage firm located in Roy, Utah.

     Mr. Davidson became Vice Chairman of the Board upon the consummation of the acquisition of Milgray Electronics in January 1997. For more than five years prior to that time, Mr. Davidson was the President and Chief Executive Officer of Milgray Electronics. In connection with the acquisition, Mr. Davidson received approximately $55 million for his equity interest in Milgray on the same basis per share as all other Milgray shareholders. Mr. Davidson is currently employed as Vice Chairman of the Board and an Assistant Secretary at a salary of $50,000 per year.

     If for any reason one or more of the nominees named above should not be available as a candidate for director, an event that the Board of Directors does not anticipate, the persons named in the enclosed proxy will vote for such other candidate or candidates as may be nominated by the Board and discretionary authority to do so is included in the Proxy.

     Directors who are employees receive no additional compensation for serving on the Board of Directors. Non-employee directors receive an annual retainer of $40,000, plus $1,000 for each attendance at a meeting of the Board or a committee thereof which does not immediately precede or follow a meeting of the Board. The Company had a directors' retirement plan for non-employee directors. Under the plan, directors having served at least ten years as a director after reaching the age of 65 are entitled to receive an annual retirement benefit equal to 50% of the annual retainer fee in effect at the time of retirement, increasing 10% for each year of service after the tenth year. Such payments will be made for the number of years equal to the number of years served as a director or until his or her death; provided, that a surviving spouse is entitled for a period of five years after death to continue to receive the same benefits that such director would have been so entitled to receive. If a director has reached age 60 and ceases to serve as a director at the request of the Company, he will be entitled to the same retirement benefits as if he retired at age 65. In the event of a change in control, a director leaving the Board would be entitled to receive an immediate lump sum payment of the present value of his accrued retirement benefit. In January 1996, the Company terminated the directors' retirement plan except to the extent rights thereunder were vested. Messrs. Cost's and Rosenberg's rights were fully vested under the plan. Non-employee directors (currently Messrs. Cost, Craig and Rosenberg) are also entitled to receive stock options under the Company's Non-employee Directors' Stock Option Plan. Under the Plan, each non-employee director receives options for 10,000 shares upon his election as a director and an option for 1,000 shares for each year thereafter in which he is reelected. Pursuant to the Plan, Messrs. Cost, Craig and Rosenberg each received options covering 10,000 shares in May 1996 when the Plan was first adopted and options covering 1,000 shares in May 1997.

                       INFORMATION REGARDING SHAREHOLDERS

PRINCIPAL SECURITY HOLDERS

     To the Company's knowledge, except as hereinafter described, no single shareholder owned of record or beneficially as of March 1, 1998 more than 5% of the Company's common stock. As of that date, Cede & Co., a nominee of securities depositories for various segments of the financial industry, held approximately 8,289,000 shares representing 89% of the Company's outstanding common stock, none of which was owned beneficially by such organization. Based upon reports filed through December 31, 1997 with the Securities and Exchange Commission, the Company believes that each of the companies named below beneficially owns 5% or more of the Company's common stock:

                    NAME AND ADDRESS                         AMOUNT AND NATURE       PERCENT
                  OF BENEFICIAL OWNER                     OF BENEFICIAL OWNERSHIP    OF CLASS
                  -------------------                     -----------------------    --------
Newsouth Capital Management                                        515,412             5.5%
  1000 Ridgeway Loop Road, Suite 233                              (Direct)
  Memphis, Tennessee 38120
Dimensional Fund Advisors                                          487,991             5.2%
  1299 Ocean Avenue, 11th Floor                                   (Direct)
  Santa Monica, California 90401
The TCW Group, Inc.                                                486,092             5.2%
  865 South Figueroa Street                                       (Direct)
  Los Angeles, California 90017

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership of the Company's common stock of those executive officers of the Company listed in the "Summary Compensation Table" under EXECUTIVE COMPENSATION, who are not directors, as well as the beneficial ownership of common stock of all nominees for directors and executive officers of the Company as a group as of March 1, 1998. Information regarding the stock ownership of director nominees is contained in the prior table under ELECTION OF DIRECTORS.

                                                             AMOUNT AND NATURE       PERCENT
                NAME OF BENEFICIAL OWNER                  OF BENEFICIAL OWNERSHIP    OF CLASS
                ------------------------                  -----------------------    --------
Tracy A. Edwards                                                  38,161(2)           (1)
  Executive Vice President -- Finance and Operations,         (Direct)
  and Chief Financial Officer

D.J. Hough                                                        81,042(3)           (1)
  Senior Vice President                                       (Direct)
  and Chief Information Officer

Stephen A. Weeks                                                   4,293(4)           (1)
  Vice President and Treasurer                                (Direct)

All directors and executive officers as a group (9)              562,544(5)           6%

---------------

(1) Less than 1% of the outstanding.

(2) Includes 25,239 shares issuable pursuant to currently exercisable stock options.

(3) Includes 28,495 shares issuable pursuant to currently exercisable stock options.

(4) Includes 4,067 shares issuable pursuant to currently exercisable stock options.

(5) Includes 129,513 shares issuable pursuant to currently exercisable stock options.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(A):
         BELL INDUSTRIES, INC., NYSE MARKET INDEX AND PEER GROUP INDEX

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)          BELL INDUSTRIES       PEER GROUP         BROAD MARKET
1992                                       100                 100                 100
1993                                       158                 129                 114
1994                                       193                 126                 111
1995                                       224                 164                 144
1996                                       224                 188                 174
1997                                       173                 212                 229

(A) Assumes $100 invested on December 31, 1992 and dividends reinvested.

(B) The Peer Group consists of the following electronic and industrial distribution companies:

         Arrow Electronics, Inc.     Kent Electronics Corp.
         Avnet, Inc.                 Marshall Industries
         Bell Microproducts, Inc.    Nu-Horizons Electronics
         Jaco Electronics Inc.       Pioneer Standard Electronics

(C) The Broad Market Index chosen was the New York Stock Exchange Market Index.

                             EXECUTIVE COMPENSATION

     The following table shows all cash compensation and certain other compensation paid to (i) the chief executive officer and (ii) the other four most highly compensated executive officers (other than Mr. Doucette, "the Named Officers") for the three years in the period ending December 31, 1997 for services rendered in all capacities to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                    ------------
                                                      ANNUAL COMPENSATION             OPTIONS
                                                --------------------------------     (NUMBER OF
     NAME AND PRINCIPAL POSITION        YEAR     SALARY     BONUS(2)    OTHER(3)      SHARES)
     ---------------------------        ----    --------    --------    --------    ------------
Theodore Williams(1)                    1997    $400,000    $    -0-    $43,827        90,000
  Chairman and former                   1996     400,000     101,878     41,957           -0-
  Chief Executive Officer               1995     400,000     246,089     41,602           -0-
Gordon Graham                           1997    $519,000    $ 50,000    $56,527        60,000
  President and                         1996     176,000      44,829     19,047         4,200
  Chief Executive Officer               1995     120,000      70,227     13,602           -0-
Tracy A. Edwards                        1997    $250,000    $ 50,000    $27,627        54,800
  Executive Vice President --           1996     173,750      44,253     19,251         4,200
  Finance and Operations, and           1995     145,520      89,527     16,122           -0-
  Chief Financial Officer
D.J. Hough                              1997    $227,000    $ 50,000    $25,127         6,000
  Senior Vice President and             1996     202,800      51,652     22,322           -0-
  Chief Information Officer             1995     202,800     124,767     21,882           -0-
Stephen A. Weeks                        1997    $138,000    $ 20,000    $15,527         3,000
  Vice President and Treasurer          1996     105,000      26,743     12,747         2,400
                                        1995      95,000      55,596      9,769         3,970
Paul F. Doucette (4)                    1997    $329,000    $    -0-    $35,500         6,000
  Former Senior Vice President          1996     250,000      63,673     27,123         5,250
                                        1995     240,000     147,353     25,525           -0-

---------------

     Certain columns have not been included in this table because the information called for therein is not applicable to the Company or the individuals named above for the periods indicated.

(1) Mr. Williams currently receives a salary of $150,000 for his services as Chairman. Commencing November 1997, the Company agreed to pay interest (at a rate equal to its borrowing rate, currently 7%) on the amount of Mr. Williams' unpaid retirement benefit (approximately $1,012,000).

(2) Includes bonuses accrued and earned for the period although paid in a later period. For example, executive bonuses earned in 1996 were not paid until February 1997. For 1995, the named individuals received, pro-rata, an aggregate of 6,638 shares of common stock as part of their bonuses in accordance with the policy established by the Compensation Committee of paying bonuses earned by reason of achieving a return on equity in excess of a predetermined amount in shares of common stock rather than cash. The shares were valued at the average of the closing prices on the NYSE for the ten days preceding February 1, 1996.

(3) Consists of amounts contributed by the Company on behalf of the named individual under the Company's Savings and Profit Sharing Plan and Executive Deferred Income and Pension Plan.

(4) Mr. Doucette is married to a niece of Mr. Williams. Mr. Doucette's employment with the Company ended in October 1997.

STOCK OPTIONS

     The following table shows information on grants of stock options during the twelve month period ended December 31, 1997 to the chairman, the chief executive officer and the Named Officers (including Mr. Doucette) reflected in the Summary Compensation Table.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                 PERCENTAGE OF                               ANNUAL RATES OF STOCK
                                                 TOTAL OPTIONS                              PRICE APPRECIATION FOR
                                                  GRANTED TO      EXERCISE                      OPTION TERM(4)
                                    OPTIONS      EMPLOYEES IN     PRICE PER    EXPIRATION   -----------------------
              NAME                GRANTS(1)(2)   CALENDAR 1997   SHARE(2)(3)      DATE          5%          10%
              ----                ------------   -------------   -----------   ----------   ----------   ----------
Theodore Williams                    90,000           16%          $14.38       1/15/2007   $  813,915   $2,062,621
  Chairman and former
  Chief Executive Officer

Gordon Graham                        60,000           10%          $14.38       1/15/2007   $  542,610   $1,375,081
  President and
  Chief Executive Officer

Tracy A. Edwards                     54,800           10%          $13.81      12/11/2007   $  451,435   $1,137,838
  Executive Vice President --
  Finance and Operations, and
  Chief Financial Officer

D.J. Hough                            6,000            1%          $14.38       1/15/2002   $   23,838   $   52,675
  Senior Vice President and
  Chief Information Officer

Stephen A. Weeks                      3,000            1%          $16.56        7/9/2002   $   13,726   $   30,330
  Vice President and Treasurer

Paul F. Doucette                      6,000            1%          $14.38       5/15/2002   $   23,838   $   52,675
  Former Senior Vice President

Other employees                     361,800           61%

---------------

(1) All options granted are exercisable in cumulative installments commencing one year from date of grant, with full vesting on the fourth anniversary date. Vesting may be accelerated in certain events relating to the change of the Company's ownership or certain corporate transactions.

(2) All stock option and per share data have been adjusted to reflect stock dividends.

(3) All stock options were granted at market value (closing price on the New York Stock Exchange) on the date of grant.

(4) Reported net of the option exercise price. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall stock conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not be indicative of the value that will actually be achieved or realized.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the chairman, the chief executive officer and the Named Officers, concerning the exercise of options during the twelve month period ended December 31, 1997 and unexercised options held as of December 31, 1997:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                                             NUMBER OF                     VALUE OF
                                                  VALUE REALIZED      UNEXERCISED OPTIONS AT        UNEXERCISED OPTIONS AT
                                                  (MARKET PRICE          DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                               SHARES ACQUIRED   AT EXERCISE LESS   ---------------------------   ---------------------------
            NAME                 ON EXERCISE     EXERCISE PRICE)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               ---------------   ----------------   -----------   -------------   -----------   -------------
Theodore Williams                     -0-                -0-           9,000         81,000         $   -0-        $  -0-
  Chairman
Gordon Graham                       4,335             39,168           7,512         57,528         $   -0-        $  -0-
  President and
  Chief Executive Officer
Tracy A. Edwards                    5,778             58,346          25,239         72,220         $15,767        $2,362
  Executive Vice President --
  Finance and Operations, and
  Chief Financial Officer
D.J. Hough                          5,778             58,346          28,495         22,070         $16,476        $2,834
  Senior Vice President and
  Chief Information Officer
Stephen A. Weeks                    2,890             29,183           4,067          7,542         $ 6,112        $  -0-
 Vice President and Treasurer

---------------

(1) Based upon the closing price on the New York Stock Exchange on that date ($13.75).

TABLE OF TEN-YEAR OPTION REPRICINGS

     On May 13, 1997, the Compensation Committee decided to give all holders of stock options the ability to have their options repriced at the fair market value of the Company's common stock on that date. If the option holder elected to have his/her option repriced, the holder also agreed that the option could not be exercised unless the fair market value of the Company's common stock on date of exercise equalled or exceeded his/her original exercise price plus $1.00. Substantially all of the holders of outstanding options elected to reprice. The repricing (reduction of the exercise price to current market values) was intended to increase employee incentive and morale by producing a more meaningful financial reward for improved corporate performance.

     The following table sets forth information concerning options of the executive officers that were repriced during fiscal year 1997.

                                                                                                              LENGTH OF
                                    NUMBER OF      MARKET PRICE OF                                         ORIGINAL OPTION
                                    SECURITIES    STOCK AT TIME OF    EXERCISE PRICE AT                     TERM REMAINING
                                    UNDERLYING      REPRICING OR      TIME OF REPRICING                       AT DATE OF
                                    OPTIONS OR        AMENDMENT          OR AMENDMENT      NEW EXERCISE       REPRICING
          NAME             DATE    AMENDED (#)           ($)                 ($)             PRICE ($)     AMENDMENT (YRS)
          ----            -------  ------------   -----------------   ------------------   -------------   ----------------
Theodore Williams         5/13/97     90,000           $14.38               $20.00            $14.38              10
Gordon Graham             5/13/97     65,040           $14.38               $19.90            $14.38              10
Tracy A. Edwards          5/13/97      9,840           $14.38               $17.99            $14.38               4
D. J. Hough               5/13/97      6,000           $14.38               $20.00            $14.38               5
Stephen A. Weeks          5/13/97      6,370           $14.38               $16.48            $14.38               3
Paul F. Doucette          5/13/97     12,300           $14.38               $17.99            $14.38               4

     The foregoing Stock Option Pricing Report is made by the Company's Compensation Committee.

John J. Cost                        Charles S. Troy
Anthony L. Craig                    Milton Rosenberg

     In January 1998, subsequent to his leaving the employ of the Company, Mr. Doucette exercised options to purchase 5,778 shares of common stock at an average exercise price of $9.52. The total value realized, net of the exercise price was $22,274.

EMPLOYMENT AGREEMENTS

     In January 1979, the Company entered into an employment agreement with Mr. Williams, the Company's Chairman and former Chief Executive Officer. Mr. Williams' agreement provided for an annual salary of not less than $179,400. He was to be employed as Chief Executive Officer until retirement. Upon retirement, Mr. Williams was entitled to receive for his lifetime an annual amount equal to one-half of the average of the highest three years of salary plus bonus paid during his last ten years of employment. Also, the Company is required to maintain life and medical insurance benefits at least equal to those in effect at the time of retirement. In August 1994, Mr. Williams' agreement was amended so as to fix his retirement benefits to those accrued through June 30, 1994. As amended, Mr. Williams' employment agreement provided that upon his retirement or death prior to retirement, he or his estate would receive approximately $2,187,000, which amount represented the then present value of the estimated future payments payable under his employment agreement as at June 30, 1994, as determined by recognized actuarial standards. In September 1995 and November 1996, the employment agreement was further amended to permit partial withdrawals prior to retirement of $187,000 (1995) and $988,000 (1996), which withdrawals were made. As of December 31, 1997, Mr. Williams was owed approximately $1,022,000, including accrued interest, under his employment agreement. Commencing November 1997, unpaid amounts bear interest at a rate equal to the rate of interest paid by the Company under its bank line of credit (at March 1, 1998 approximately 7%). Effective January 1, 1998, Mr. Williams is employed as a consultant to the Company pursuant to a three year agreement which provides for annual compensation of $150,000. He is also receiving $150,000 annually for his services as Chairman of the Board of Directors.

     In February 1995, the Company entered into an employment and retirement agreement with Paul F. Doucette, a former Senior Vice President. This agreement provided for an annual salary of not less than $230,000. Mr. Doucette was to be employed as a Senior Vice President. Upon retirement at age 65, Mr. Doucette was entitled to annual retirement payments for life equal to one-half of the average of the highest three years of salary and bonus paid during his last ten years of employment. Further, he could elect early retirement at age 62, in which event the retirement payments are equal to one-third of such average amount. Under most circumstances, a termination by the Company prior to age 62 is deemed a retirement by Mr. Doucette at age 62 and from age 62 through 65, the retirement payments would be increased proportionately. If there is a voluntary termination by Mr. Doucette prior to age 62, he would receive no payments until he reaches age 62, at which time he would be deemed to have retired at age 62. If terminated after a change in control, he is entitled to the same benefits as if he retired at age 65. Also, the Company is required to maintain life and medical insurance benefits at least equal to those in effect at the time of retirement. Mr. Doucette had been employed with the Company in a managerial position for over twenty-five years at the time the employment agreement was signed. The Company and Mr. Doucette are disputing whether or not his leaving the Company's employ in October 1997 was done "voluntarily" or by the Company. Mr. Doucette has sued the Company regarding this dispute.

     The Company has severance agreements with its executive officers, including Messrs. Graham, Hough, Edwards and Weeks. Each of these agreements provides, in essence, that should there be a "change in control" (as defined) and the officer's employment is terminated either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a reduction in his compensation or employee benefits, then upon termination, the officer would be entitled to receive a payment in the amount of 295% of the officer's "base amount" (generally equivalent to the average of his last three years compensation) as determined in accordance with Section 280G of the Internal Revenue Code. A "change of control" of the Company is generally defined as (i) any consolidation or merger of the Company, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have at least seventy-five percent (75%) ownership of the voting capital stock of the surviving corporation immediately after the merger, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, (iii) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, (iv) any person shall become the beneficial owner of thirty percent (30%) or more of the Company's outstanding common stock, or
(v) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors shall cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     The Company has entered into Indemnity Agreements with all directors and all executive officers of the Company after having received shareholder approval at the Company's 1986 Annual Meeting. The Indemnity Agreements provide for indemnification of directors and officers in cases where indemnification might not otherwise have been available.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Cost who is also a member of the Compensation Committee is the Secretary of the Company. He receives as compensation for his services as Secretary, in lieu of the annual retainer for being a director, an amount equal to the annual retainer.

             COMPENSATION STRUCTURE AND COMMITTEE RESPONSIBILITIES

     The Company compensates its executive officers with two basic forms of compensation: cash (salary and incentive bonus) and stock options. Bonuses were granted for the fiscal years ended December 31, 1995 and 1996, based upon the formulas described hereafter. For the fiscal year ended December 31, 1997, minimal cash bonuses were awarded on an evaluation of the recipient's performance during the year. The Company's earnings for that year were not sufficient to warrant the payment of bonuses under the predetermined formula for incentive compensation based upon a minimum return on shareholders' equity. Further in February 1996 and January and December 1997, executives were awarded stock options under Bell's stock option plans at an exercise price equal to the fair market value of the underlying shares on the date of grant.

     The Company Compensation Committee currently consists of Messrs. Cost, Craig, Davidson and Rosenberg. The duties of the Committee are to determine the overall compensation policy for the Company's executive officers, including specifically fixing the compensation of the chief executive officer.

     The following report is submitted by the Compensation Committee as it relates to both cash compensation of, and stock options granted to, executive officers of the Company. This report is not deemed "filed" with the Securities and Exchange Commission and is therefore not intended to be incorporated by reference in any other document filed by the Company with the Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Company's compensation philosophy is based upon the belief that the Company's success is the result of the coordinated efforts of all employees working towards common objectives. Its executive officer compensation program is composed of base salary, annual incentive cash bonuses and long-term incentive compensation in the form of stock options.

BASE SALARY

     The Committee attempts to set the base salary levels competitively with those paid by others in the electronics and industrial distribution companies comprising its Peer Group. Based upon its most recent survey (December 1996), the Committee believes that the compensation levels paid to Company executives are in the mid-range of compensation paid by its Peer Group. In determining salaries, the Committee also takes into account individual experience and performance, past salary history and specific issues particular to the Company.

ANNUAL INCENTIVE BONUS

     Prior to fiscal 1994, cash bonuses were considered annually and awarded generally upon a subjective evaluation of the particular officer's performance for the year and were dependent upon the overall financial achievement of the Company during the year. For example, bonuses usually were not given in years where the Company's growth was nominal. Thereafter, the Committee established an incentive bonus program based upon the return on shareholders' equity and awarded incentive bonuses for those periods in accordance with such programs. For each period, no incentive bonus would be earned unless the Company's earnings exceeded a predetermined percentage minimum return on shareholders' equity as at the beginning of the period. If that minimum return was achieved, each executive officer (including the Chief Executive Officer) earned a bonus based upon the extent to which the Company's actual earnings exceeded the minimum return on shareholders' equity. For the years ended December 31, 1995 and 1996, the Company's return on shareholders' equity was approximately 14% and 12%, respectively, in each case in excess of the predetermined minimum. The amount of a particular officer's bonus was an arithmetic calculation based upon the actual return on shareholders' equity and that officer's base salary. Since the amount of any bonus was dependent upon the extent to which the Company's actual return on shareholders' equity exceeded the predetermined minimum return, there was no arithmetic limitation upon the amount of bonuses that could be earned. Although individual performance may also be taken into consideration in determining bonuses, it was not for any of those periods except for Mr. Hough in 1996. For the fiscal year ended December 31, 1997, the Company's return on shareholders' equity did not equal or exceed the predetermined percentage minimum; and therefore, no bonuses were earned under the formula plan. Although the Company's earnings were less than necessary to achieve the minimum return on shareholders' equity previously established by the Committee, it decided to award discretionary cash bonuses to six corporate officers in the aggregate amount of $206,667. Of that amount, Messrs. Graham, Edwards and Hough received $50,000 each. For the current fiscal year, the Committee intends to continue the incentive program based upon the Company's exceeding a predetermined percentage return on shareholders' equity.

LONG-TERM INCENTIVE PROGRAM

     Currently, the Company's long-term incentive program consists of the award of stock options to executive officers and other key employees at current market prices. The grant of options with exercise prices at prevailing market prices is designed to align executive compensation and shareholder long-term interests by creating a direct link between long-term executive compensation and shareholder return as evidenced by increased stock market value.

     The Compensation Committee's current policy is to award significant amounts of stock options to executive officers and other key employees. Exercise prices are established equal to the fair market value of Bell's common stock on the date of grant. Options are usually for a term of five (5) years and become vested over a period of four (4) years dependent upon continued employment. The number of stock options granted to executive officers is based upon an evaluation of the particular officer's deemed ability to influence the long-term growth and profitability of the Company. Stock options were granted to the Company's executive officers in February 1996 and January 1997 with exercise prices equal to fair market value at the time of grant. Additionally, Mr. Edwards was granted a stock option covering 50,000 shares in December 1997.

CHIEF EXECUTIVE OFFICER'S COMPENSATION

     Mr. Williams had been the Company's Chief Executive Officer for over twenty-five years. Effective January 1, 1998, Mr. Williams resigned as Chief Executive Officer but remained Chairman of the Board. His annual base salary was $400,000 for the fiscal year ended December 31, 1997. Mr. Williams did not receive a cash bonus for fiscal 1997. The Committee has fixed Mr. Graham's base salary for the current fiscal year at an annual rate of $600,000.
                                   Submitted By: John J. Cost (Chairman),
                                   Anthony Craig, Herbert Davidson, and Milton
                                   Rosenberg

                               OTHER COMPENSATION

SAVINGS AND PROFIT SHARING PLAN

     The Company established the Bell Industries' Employees' Savings and Profit Sharing Plan (the "PSP") in 1973 under which both employees and the Company may make contributions. The PSP will continue until terminated by the Board of Directors. Employees must contribute at least 1% of their annual compensation to participate in the PSP. The Company's contribution to the PSP is determined by the Board of Directors in its discretion. For the fiscal year ended December 31, 1997, the Company contributed $920,000 to the PSP.

EXECUTIVE DEFERRED INCOME AND PENSION PLAN

     In July 1993, the Company adopted an Executive Deferred Income and Pension Plan (the "EDP"). Under the EDP, each officer and such other highly compensated employees as the Board may designate are eligible to participate. Each participant may elect a percentage (not more than 10%) of his salary that he wishes to defer. The Company matches the amount of the chosen deferral. Such deferred sums bear an assumed interest at a rate equal to the Lehman Brothers Long T-Bond index.

     In the event of an unforeseen emergency, a participant may withdraw his deferred salary plus accrued interest but no portion of the matching funds contributed by the Company. In such an event, the participant would be ineligible from participating in the EDP for a period of two years. After reaching age 62 and retiring, a participant may elect to have his benefit paid in a lump sum or payable over a period of 5 to 15 years.

     If a participant voluntarily resigns before age 62, he will be entitled to receive at age 62 only a pro-rata portion of Company matching funds through the date of his termination. That proration is based upon the period of EDP participation; the participant being fully vested after 12 years. If a participant dies while employed, his beneficiary would receive a lump sum payment equal to all amounts that have accrued for his benefit through date of death. If a participant's employment is terminated without cause or after a change in control, he will receive the same benefit as he would have received if his employment had been terminated due to death. If a participant is terminated for cause, or if the Board determines within one year after termination that cause existed at the time of termination, he will be entitled to receive in a lump sum payment only the amount attributable to his deferred salary plus accrued interest.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held seven meetings during calendar 1997. Each director attended at least 80% of the meetings of the Board of Directors and the committees on which he served.

     The Board of Directors also has standing committees: an Audit Committee, a Compensation Committee, Long-Range Planning Committee and a Nominating Committee. The Company does not currently have an acting Executive Committee. The Audit Committee currently consists of Messrs. Cost, Davidson and Rosenberg and held two meetings during calendar 1997. The Audit Committee reviews periodic financial statements of the Company, reviews the independent accountants' scope of engagement, performance and fees, and reviews the adequacy of the Company's financial control procedures. The Compensation Committee is composed of Messrs. Cost, Craig, Davidson and Rosenberg and during calendar 1997 held five meetings. Its function is to fix compensation of the chief executive officer and other key executives and to administer various benefit plans, including the stock option plans, in which officers and employees may participate. Messrs. Cost, Rosenberg and Williams are members of the Nominating Committee which was established in March 1993. The Nominating Committee held no meetings during calendar 1997. Its function is to recommend individuals to be members of the Board of Directors. In October 1997, the Board established a Long-Range Planning Committee. The members of that Committee are Messrs. Cost, Graham, Rosenberg and Williams. The purpose of that committee is to formulate the future direction for the Company. In fiscal 1997, that Committee held two meetings.

                           ANNUAL REPORT ON FORM 10-K

     The Company will provide, without charge, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 1997 upon the written request of any shareholder. This request should be directed to Mr. Tracy A. Edwards, Executive Vice President, Bell Industries, Inc., 2201 E. El Segundo Blvd., El Segundo, California 90245-4608.

                             SHAREHOLDER PROPOSALS

     If a shareholder wishes to have a proposal printed in the Proxy Statement to be used in connection with the Company's next Annual Meeting of Shareholders, tentatively scheduled for May 11, 1999, such a proposal must be received by the Company at its Corporate Office prior to December 18, 1998.

                                 MISCELLANEOUS

     Price Waterhouse has been the Company's independent accountants for a number of years and has been selected to continue in such capacity for the current fiscal year. It is anticipated that a representative from Price Waterhouse will attend the Annual Meeting of Shareholders, will be available to answer questions, and will be afforded the opportunity to make any statements the representative desires to make.

     The Board of Directors knows of no other matters that are likely to come before the meeting. If any such matters should properly come before the meeting, however, it is intended that the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment on such matters. The Company's Bylaws require that, for other business to be properly brought before an annual meeting by a shareholder, the Company must have received written notice thereof not less than 60 nor more than 90 days prior to the annual meeting (or, if less than 70 days notice or other public disclosure of the date of the annual meeting is given, not later than 10 days after the earlier of the date notice was mailed or public disclosure of the date was made). The notice must set forth (a) a brief description of the business proposed to be brought before the annual meeting, (b) the shareholder's name and address, (c) the number of shares beneficially owned by such shareholder as of the date of the shareholder's Notice, and (d) any financial interest of such shareholder in the proposal. Similar information is required with respect to any other shareholder, known by the shareholder giving notice, supporting the proposal. Further, if the proposal includes the nomination of a person to become a director which person was not set forth in a proxy statement submitted to all shareholders pursuant to the federal proxy rules, such proposal shall contain all the information specified by such rules.

                                          By Order of the Board of Directors

                                          John J. Cost
                                          Secretary

March 20, 1998

PROXY                                                                      PROXY

                             BELL INDUSTRIES, INC.
                          2201 E. El Segundo Boulevard
                       El Segundo, California 90245-4608

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Theodore Williams, Gordon Graham and John
J. Cost and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated below, all the shares of the common stock of Bell Industries, Inc. held of record by the undersigned on March 20, 1998, at the Annual Meeting of Shareholders to be held on May 5, 1998 or any adjournment or postponement thereof.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

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                              FOLD AND DETACH HERE

                             BELL INDUSTRIES, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. []

The Board of Directors recommends a vote FOR the election as Directors of the nominees listed below.

                                            For   Withhold    For All
                                            All     All       Except nominee(s)
                                                              written below
1. ELECTION OF DIRECTORS:
   Nominees: J. Cost, A. Craig,
   H. Davidson, G. Graham, M. Rosenberg,    []       []           []
   T. Williams

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted for the election of all nominees as directors.

                               Please sign exactly as name appears below.

                               When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                               -------------------------------------------------
                                                   Signature

                               -------------------------------------------------
                                          Signature (if held jointly)


                               Dated:                           , 1998
                                     ---------------------------

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                              FOLD AND DETACH HERE